MYLAN LABORATORIES INC.
                                 1030 Century Building
                                   130 Seventh Street
                             Pittsburgh, Pennsylvania 15222

                        Notice of Annual Meeting of Shareholders
                                     July 30, 1998





To The Shareholders of Mylan Laboratories Inc.

     An annual meeting of shareholders of Mylan Laboratories Inc. will be held at the DoubleTree Hotel, 1000 Penn Avenue, Pittsburgh, Pennsylvania on Thursday, July 30, 1998 at 10:00 a.m. for the following purposes:

     1. To elect seven directors to serve until the next annual meeting of shareholders and until their respective successors shall have been elected and shall have qualified.

     2. To elect independent auditors of the Company for the fiscal year ending March 31, 1999.

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on May1, 1998 are entitled to notice of and to vote at the meeting.

     All shareholders, whether or not they expect to be present in person, are requested to sign, date and return the enclosed proxy in the accompanying envelope as promptly as possible.

     Shareholders who plan to attend the Annual Meeting are requested to complete and return the enclosed reservation card by July 15, 1998.





                                     By Order of the Board of Directors
                                     Robert W. Smiley, Secretary




May 31, 1998
Pittsburgh, Pennsylvania

                             MYLAN LABORATORIES INC.
                              1030 Century Building
                                130 Seventh Street
                          Pittsburgh, Pennsylvania 15222


               --------------------------------------------
                                 PROXY STATEMENT

               --------------------------------------------


                  Annual Meeting of Shareholders July 30, 1998

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mylan Laboratories Inc., a Pennsylvania corporation ("the Company"), for an annual meeting of shareholders to be held on July 30, 1998. The approximate date on which this proxy statement and proxy are being sent to shareholders of the Company is June 8, 1998.

     The shares represented by each properly executed proxy, in the form enclosed and received by the Company will be voted as specified thereon by the shareholder. If no specification is made, such shares will be voted FOR the nominees named and proposals described below. Any proxy given by a shareholder may be revoked in writing at any time prior to its exercise, but the revocation of the proxy shall not be effective until notice thereof has been received by the Secretary of the Company. Abstentions and broker non-votes will be included in determining the number of shares present and entitled to vote at the meeting for purposes of determining whether a quorum is present but will not be considered to be voted for any proposal. Because the election of directors is based on a plurality and the other proposals being considered on a majority of the votes cast, abstentions and broker non-votes will not affect the outcome of those matters.

     References herein to "fiscal 1998" mean the Company's fiscal year ended March 31, 1998.


                        VOTING SECURITIES AND RECORD DATE

     Persons who as of the close of business on May 1, 1998 held of record shares of the Company's Common Stock, par value $.50 per share ("Common Stock"), are entitled to notice of and to vote at the annual meeting. As of such date, there were 122,229,350 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote per share and do not have cumulative voting rights in the election of directors.

     See "Security Ownership" herein for information with respect to the share ownership of the directors of the Company.








                     ELECTION OF DIRECTORS [Proposal No. 1]

     Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualify. Proxies received in the accompanying form will be voted for the election to the Board of Directors of the seven nominees listed below except in such instance that authority to vote for any of the nominees is withheld. The seven nominees receiving the highest number of votes shall be elected. Each of the nominees has consented to serve as a director if elected. Information concerning the nominees, all of whom are presently members of the Board of Directors, is set forth below.

                                                                      Director
Name                     Principal Occupation           Age            Since

Milan Puskar             Chairman of the Board,
                         C.E.O. and President
                         of the Company                  63             1976

Dana G. Barnett          Executive Vice President
                         of the Company                  57             1982

Laurence S. Delynn       Retail Consultant               73             1975

John C. Gaisford, M.D.   Director of Burn Research,      82             1993
                         West Penn Hospital

Robert W. Smiley, Esq.   Senior Counsel to the law firm
                         of Doepken Keevican & Weiss
                         Professional Corporation;
                         Secretary of the Company        76             1972
Patricia A. Sunseri      Vice president of Investor
                         and Public Relations
                         of the Company                  58             1997

C.B. Todd                Senior Vice President
                         of the Company                  64             1993


     Mr. Puskar was employed by the manufacturing subsidiary of the Company from 1961 to 1972 and served in various positions, including Secretary-Treasurer, Executive Vice President and a member of the Board of Directors. From 1972 to 1975, Mr. Puskar served as Vice President and General Manager of the Cincinnati division of ICN Pharmaceuticals Inc. In addition, he has served as partner of several pharmaceutical firms in foreign countries and is currently a director of VivoRx, Inc., Santa Monica, California and Duquesne University, Pittsburgh, Pennsylvania. Mr. Puskar has served as President of the Company since 1976 and as Vice Chairman of the Board since 1980. He was elected Chairman of the Board and C.E.O. on November 9, 1993.

     Mr. Barnett was employed by the Company in 1966. Since that time he has held various management positions with the manufacturing subsidiary of the Company. His responsibilities have covered production, quality control and product development. Mr. Barnett became Vice President in 1974, Senior Vice President in 1978 and Executive Vice President in 1987. He was elected President and Chief Executive Officer of Somerset Pharmaceuticals, Inc., a joint-venture subsidiary of the Company in June 1991, and in August of 1995 he was elevated to Chairman and Chief Executive Officer of Somerset Pharmaceuticals, Inc.

     Mrs. Sunseri has served as a Director of the Company since April 1997, as the Vice President of Investor and Public Relations of the Company since 1989 and as the Director of Investor Relations of the Company from 1984 to 1989.

     Mr. Todd has been employed by the Company since 1970. Prior to assuming his present position in October, 1987 as Senior Vice President, Mr. Todd served as Vice President-Quality Control. He also serves as President of Mylan Pharmaceuticals Inc., a subsidiary of the Company.

     Messrs. DeLynn and Gaisford have been engaged for more than the past five years in the principal occupations set forth in the table above. Mr. Smiley joined the law firm of Doepken Keevican & Weiss Professional Corporation in October, 1992, which the law firm provided legal services to the Company in fiscal 1998. Previously, he was a partner of Smiley, McGinty & Steger for more than five years. Mr. DeLynn is currently a Director of One Valley Bank, Morgantown, West Virginia.

     In fiscal 1998, The Board of Directors conducted seven meetings. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating Committee, and certain other committees. The Executive Committee, which met formally and informally on numerous occasions during fiscal 1998, is composed of Messrs. Puskar, Barnett, Todd and Smiley of the Board of Directors of the Company. The Audit Committee, which met twice during the fiscal year, reviews the preparations for and scope of the annual audit of the Company's financial statements, reviews drafts of such statements, makes recommendations as to the retention of independent auditors and as to their fees, and performs such other duties relative to the financial statements of the Company and other matters as the Board of Directors may assign from time to time. The Audit Committee is composed of Messrs. DeLynn and

Gaisford. The Compensation Committee (which also serves as the Stock Option Committee) has responsibility for establishing compensation policies and objectives, determining the compensation payable to the Chief Executive Officer and awarding stock options to employees. The Compensation Committee, which met twice in fiscal 1998, is composed of Messrs. DeLynn and Gaisford. The Nominating Committee is responsible for nominating candidates for election to the Board at the annual shareholders' meeting or upon the occurrence of any vacancy on the Board. Messrs. Puskar, Gaisford, Smiley and DeLynn were appointed to serve as members of the Nominating Committee. The Nominating Committee met on two occasions during fiscal 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file reports of ownership of the Company's equity securities (and derivative securities) and changes in such ownership with the Securities and Exchange Commission and the New York Stock Exchange and to provide copies of those filings to the Company. Based solely upon a review of such reports and certain written representations, the Company believes that its directors and executive officers are in compliance with their respective Section 16(a) filing requirements.

Compensation of Directors

     The Company presently has seven directors, four of whom (Messrs. Puskar, Barnett, Todd and Mrs. Sunseri) are executive officers of the Company and do not receive any additional compensation for serving as directors of the Company. The Company's non-employee directors (Messrs. DeLynn, Gaisford and Smiley) earned director's fees of $24,000 in fiscal 1998 and Mr. Smiley received an additional fee of $21,000 for serving on the Company's Executive Committee.


     Under Service Benefit Agreements entered into with the Company in January 1995, Messrs. DeLynn, Gaisford and Smiley are entitled to receive $18,000 annually, payable in monthly installments for a 10 year period from the date of their termination of service to the Company. Upon the death or at the election of the director, the aggregate amount of any unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

                             EXECUTIVE COMPENSATION

Report on Executive Compensation

Overview and Philosophy

     The Company's executive compensation policy is to (i) provide compensation to employees at such levels as will enable the Company to attract and retain employees of the highest caliber, (ii) compensate employees in a manner best calculated to recognize individual, group and Company performances and (iii) seek to align the interests of the employees with the interests of the Company's shareholders. Total compensation includes base salary, annual cash bonuses, long-term incentives and employee benefits. The Company seeks to reward outstanding executive performance contributing to superior operating results and enhanced shareholder value.

     The Compensation Committee is charged with responsibility for (i) establishing the objectives and policies governing the compensation of the Company's employees generally; (ii) determining the amount of compensation payable annually to the Chairman and Chief Executive Officer and any other executive officer of the Company whose annual compensation is subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); (iii) awarding stock options to employees of the Company; and (iv) making such recommendations to the Board from time to time as it deems appropriate concerning the Company's compensation of employees and its award of stock options. Generally, the actions of the Compensation Committee do not require the approval of the full Board to become effective.

     The Board and the Compensation Committee have taken actions designed to increase the Company's opportunity to deduct all compensation paid to highly compensated officers for Federal income tax purposes. However, no assurance can be given that such actions will ensure the deductibility for Federal income tax purposes of all executive compensation paid by the Company. Furthermore, neither the Board nor the Compensation Committee subscribes to the view that any executive's compensation should be limited to the amount deductible if such executive deserves compensation in excess of $1,000,000 and it is not reasonably practicable to compensate him or her in a manner such that the compensation payable is fully deductible by the Company.

Executive Bonus Plan

     In fiscal 1995, the Committee reviewed and considered numerous proposals for establishing objective performance-based criteria to award the Chairman and Chief Executive Officer of the Company and any other executive officers who, from time to time, are determined by the Committee to be eligible to receive a bonus based on such criteria. Among the criteria considered by the Committee in establishing an executive bonus plan (Athe Executive Bonus Plan@) were (i) earnings per share above fixed benchmarks, (ii) earnings per share above prior year's earnings per share, (iii) stock prices reaching certain benchmarks, (iv) percentage increases in stock prices, (v) approval by the Food and Drug Administration ("FDA") of a fixed number of applications submitted by the Company, (vi) sales above fixed benchmarks and (vii) sales above prior year's sales.

     The Committee believes that using earnings per share above fixed benchmarks provides the most meaningful objective measure of the Company's performance and provides an appropriate vehicle for rewarding the Chairman and Chief Executive Officer and other executives participating in the Executive Bonus Plan. The other alternatives considered were dismissed by the Compensation Committee for the following reasons:

     First, as to earnings per share in excess of prior year's earnings, factors beyond the control of the executives (such as the onset of a recessionary environment in the pharmaceutical industry or sharply higher costs resulting from implementation of new government regulations relating to the approval or marketing of drugs) could make a comparison with prior year's earnings meaningless. For example, the exemplary performance by an executive in the face of sharply higher costs due to new governmental burdens could go unrewarded if a comparison with prior year's earnings were made. Further, the comparison of current earnings with those of a prior period could operate as a disincentive for the executive to approve new ventures, to enter into new markets, to introduce new products or to seek new merger, acquisition or joint-venture opportunities if the start-up costs associated therewith would reduce earnings in the short term.

     Second, as to stock prices, the Compensation Committee was concerned that stock prices are subject to fluctuation based on general economic factors, interest rates, the national and international political climate, trade balances and other factors which bear no relationship to the effectiveness of an executive or the performance of a particular corporation. Consequently, the Compensation Committee did not believe that use of stock prices alone would be an appropriate way to create incentives for its executives.

     Third, measuring performance through FDA approvals appeared to the Compensation Committee to be too imperfect a measure of performance in that the groundwork for an approval could precede the approval by a considerable time, the timing of approvals is too uncertain, and the number of expected approvals in any period of time is too small a class.

     Finally, the Compensation Committee felt that sales provided the best method of measuring the Company's performance next to earnings. However, in that a measure based on sales alone does not provide an incentive to executives to control costs, the Compensation Committee felt that this measure provided a less satisfactory measure of performance than earnings.

     Accordingly, the Compensation Committee approved an executive bonus plan("the Executive Bonus Plan"), subsequently approved by the shareholders at the Company's June 1995 annual meeting, which provides for awards to participating executives of cash bonuses of an amount fixed by the Compensation Committee of up to $100,000 per $.01 by which earnings per share exceed benchmarks fixed by the Compensation Committee. Although broad latitude is afforded to the Compensation Committee to fix the benchmarks and amount of the award per $.01 increase, the bonuses payable to any executive cannot exceed $1,500,000 per annum under the Executive Bonus Plan and the aggregate amount of bonuses payable thereunder in any fiscal year to all participating executives cannot exceed $2,500,000.

Compensation of Executive Officers

     The salaries of executive officers other than the Chairman and Chief Executive Officer were determined by Milan Puskar. Mr. Puskar's determinations were based upon various subjective factors such as the responsibilities, positions, qualifications, individual performances and years of service with the Company of such executives. In making such determination, the Chairman and Chief Executive Officer did not undertake a formal survey or analysis of the compensation paid to executives in other companies. Such salaries are not tied to the Company's performance. The bonuses of executive officers other than the Chairman and Chief Executive Officer were awarded by Milan Puskar based upon his perception of each officer's contribution to the Company's success. Mr. Puskar neither undertook to conduct a formal survey or analysis of the bonuses awarded (or total compensation packages offered) by other pharmaceutical companies nor established numerical goals or targets in determining these bonuses.

Compensation of Chief Executive Officer

     The Compensation Committee did not consider any adjustments to the salary of Milan Puskar, the Company's Chairman and Chief executive Officer, in fiscal 1998, which was continued at the fiscal 1996 level. However, in order to create a performance-based reward intended to be fully deductible by the Company for Federal income tax purposes as well as serving as an incentive to Mr. Puskar to seek to maximize earnings for the balance of the fiscal year, in August 1996 the Compensation Committee awarded to him a bonus pursuant to the Executive Bonus Plan of $50,000 for each $.005 that earnings for the second, third and fourth quarters of fiscal 1998 in the aggregate exceeded $.33 per share, not to exceed $500,000. The Compensation Committee reported that it had selected this benchmark in light of numerous factors and considerations, including identified developments in the pharmaceutical industry, the status of the Company=s own efforts to obtain FDA approvals and its negotiation of business arrangements. The benchmark was met in fiscal year 1998 by the company and Mr. Puskar was granted a bonus of $500,000 for his work as the Company's Chairman, President, and Chief Executive Officer in fiscal 1998.

Submission of Report

     This Report on Executive Compensation is submitted by the members of the Compensation Committee, Laurence S. DeLynn and John C. Gaisford, except for the matters described under "Compensation of Other Executive Officers," which, as to the compensation of executive officers, other than the Chairman and Chief Executive Officer, is submitted by Milan Puskar.

Compensation Committee Interlocks and Insider Participation

     Laurence  S.  DeLynn  and  John  C.  Gaisford  served  as  members  of  the
Compensation   Committee   during  fiscal  1998.   There  are  no   interlocking
relationships, as defined in the regulations of the Securities and Exchange Commission, involving members of the Board of Directors, or its Compensation Committee.

Employment   Contract  and  Termination  of  Employment  and
Change-in-Control Arrangements

     The Company entered into an employment contract with Mr. Puskar on April 28, 1983 which specifies his respective duties and provides for ordinary insurance and health benefits as provided for the Company's salaried employees. This employment contract originally called for a term expiring on March 31, 1988, and since this date has been continued on a year-to-year basis subject to termination by either the Company or the executive at any time. Salary and bonuses under this employment contract are determined by the Company's Board of Directors. Mr. Puskar's employment contract provides for continued payments of salary for a period of one year following any termination of his employment contract by the Company. The Salary Continuation Plan referred to in the notes to the "Summary Compensation Table" provides for the payment of post-retirement compensation pursuant to agreements with key employees, including executive officers, over a period not exceeding fifteen years, as more fully described in such Note. The Company has no other compensatory plan or arrangements resulting from the resignation, retirement or other termination (including any termination or change in responsibility following a change-in-control) of an executive officer's employment with the Company or its subsidiaries.

Performance Graph

     Set forth below is a performance graph comparing the cumulative total returns (assuming reinvestment of dividends) for the five years ended March 31, 1998 of $100 invested March 31, 1993 in each of the Company's Common Stock, the Standard & Poor's 500 Composite Index and the Dow Jones Pharmaceutical Index.


             Mylan Labs Inc.        DJ Pharmaceuticals              S&P 500
            ------------------     --------------------           -----------
3/93                100                      100                       100
3/94                 60                       91                       101
3/95                111                      133                       117
3/96                111                      207                       154
3/97                 78                      265                       185
3/98                124                      456                       274




* $100 Invested on 03/31/93 in stock or index-including reinvestment of dividends.
   Fiscal year ending March 31.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information regarding the compensation paid by the Company and its subsidiaries in the past three fiscal years to the Chief Executive Officer and its five most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers"):

                                                                               Long-Term Compensation
                                                   Annual Compensation         Options/    All Other
                               Fiscal Year         Salary        Bonus         SARs(1)     Compensation(2)
Name and Principal Position   Ended March 31        ($)           ($)            #              ($)
------------------            --------------      -------      --------      ------------    ----------

Milan Puskar,                      1998          1,000,000     500,000       100,000        681,500
Chairman of the Board,             1997          1,000,000      -0-           -0-            65,000
C.E.O., President and              1996          1,000,000      -0-           -0-           513,600
Director


Dana G. Barnett,                   1998            200,000     -0-           80,000         402,400
Executive Vice President           1997            200,000     -0-           -0-             23,100(4)
and Director (3)                   1996            200,000     -0-           -0-            290,000


C.B. Todd,                         1998            200,000     250,000       80,000         394,600
Senior Vice President              1997            200,000     250,000       -0-             23,100(4)
and Director                       1996            200,000     250,000       -0-            290,000



Roderick P. Jackson,               1998            200,000     250,000       80,000          86,300
Senior Vice President              1997            200,000     250,000       -0-             86,700(4)
                                   1996            200,000     250,000       -0-            255,600


Louis J. DeBone,                   1998            144,500     175,000       60,000          86,300
Vice President                     1997            144,500     175,000       -0-             86,700(4)
                                   1996            137,500     175,000       -0-            255,600

Patricia A. Sunseri,               1998            144,500     175,000       60,000          86,300
Vice President and                 1997            144,500     175,000       -0-             86,700(4)
Director                           1996            137,500     175,000       -0-            255,600

---------------------

(1) The Company does not currently offer stock appreciation rights ("SARs") to its employees.

(2) This column includes (i) the Company's contributions to the Employees Profit Sharing Plan and (ii) the amounts accrued by the Company under the Salary Continuation Plan described below. During fiscal 1998, contributions to the Employees Profit Sharing Plan were made in the amount of $16,100 for each of Messrs. Puskar, Barnett, Todd, Jackson and DeBone and Mrs. Sunseri, and amounts were accrued under the Salary Continuation Plan of $607,200, $364,300, $364,300, $70,200, $70,200, $70,200 for Messrs. Puskar, Barnett,
     Todd, Jackson and DeBone and Mrs. Sunseri, respectively. Additionally, $58,200, $22,000, $14,200 of life insurance premiums were paid by the Company for Messrs. Puskar, Barnett and Todd respectively pursuant to split-dollar life insurance agreements with respective trusts. Neither the executive officers nor their respective trusts has any interest in the cash surrender value of the insurance policies subject to that agreement.

     Pursuant to a Salary Continuation Plan approved by the Board of Directors in January 1995, the Company entered into Retirement Benefit Agreements with various key employees, including each of the Named Executive Officers. These agreements provide for fixed annual payments to these executives over a 15-year period, in the case of Messrs. Puskar, Barnett and Todd, and over a 10-year period, in the case of Messrs. Jackson and DeBone and Mrs. Sunseri, commencing upon their termination of employment with the Company. Upon the death following retirement or at the election of the executive, the aggregate amount of the unpaid benefit is payable in a lump sum, discounted to present value at the per annum rate of 7%.

The annual benefits awarded to the Named Executive Officers are as follows:

                                      Retirement Other than    Retirement Due to
                                        Due to Disability            Disability
                                     ----------------------    -----------------
Milan Puskar....................                 $366,700           $500,000
Dana G. Barnett.................                 $220,000           $300,000
C. B. Todd......................                 $220,000           $300,000
Roderick P. Jackson.............      $90,000 to $100,000           $100,000*
Louis J. DeBone.................      $90,000 to $100,000           $100,000*
Patricia A. Sunseri ............      $90,000 to $100,000           $100,000*
--------------
* Or retirement following a change of control of the Company.

     If any of these executives dies prior to retirement, his beneficiaries will receive (under life insurance policies purchased by the Company) lump sum payments of $1,645,000, in the case of Mr. Puskar, $1,500,000, in the case of Messrs. Barnett and Todd, and $1,250,000, in the case of Messrs. Jackson and DeBone and Mrs. Sunseri. In addition, if Mr. Puskar dies prior to his retirement, the Company will pay his beneficiaries the additional sum of $1,600,000.

(3)  The   amounts  for  Mr.   Barnett   exclude   payments   made  by  Somerset
     Pharmaceuticals, Inc., a non-consolidated subsidiary.

(4)  Represents corrections from last year's published proxy statement.

Option Awards. The following table sets forth information concerning options to purchase the Company's Common Stock granted to Named Executive Officers in fiscal 1998. All of the options shown in this table were awarded under the Company's 1997 Incentive Stock Option Plan. The stock options listed below were awarded at the fair market value of shares of Common Stock at the date of award, and are immediately exercisable. The Company does not currently offer stock appreciation rights ("SARs") to its employees.

                      Option/SAR Grants in Last Fiscal Year






                                                                                            Potential Realizable
                                                                                            Value at Assumed
                                                                                            Annual Rates of Stock
                                                                                            Price Appreciation
                                                        Individual Grants                   for Option Term
                               ---------------------------------------------------------    -----------------
                               Number of     %of Total
                               Securities    Options/SARs
                               Underlying    Granted to      Exercise or
                               Option/SARs   Employees in    Base Price      Expiration
Name                           Granted(#)    Fiscal year     ($/Sh)             Date         5% ($)   10% ($)
-----                          -----------   ------------    ------------    -----------    -------  --------

Milan Puskar                   50,000          4.16%           16.688         7/25/2007     524,750  1,329,819
                               50,000          4.16%           17.750         1/29/2008     558,144  1,414,446

Dana G. Barnett                40,000          3.33%           16.688         7/25/2007     419,800  1,063,855
                               40,000          3.33%           17.750         1/29/2008     446,515  1,131,557

C.B. Todd                      40,000          3.33%           16.688         7/25/2007     419,800  1,063,855
                               40,000          3.33%           17.750         1/29/2008     446,515  1,131,557

Roderick P. Jackson            40,000          3.33%           16.688         7/25/2007     419,800  1,063,855
                               40,000          3.33%           17.750         1/29/2008     446,515  1,131,557

Louis J. DeBone                30,000          2.50%           16.688         7/25/2007     314,850    797,891
                               30,000          2.50%           17.750         1/29/2008     334,886    848,668

Patricia A. Sunseri            30,000          2.50%           16.688         7/25/2007     314,850    797,891
                               30,000          2.50%           17.750         1/29/2008     334,886    848,668



     Option Holdings and Values. The following table sets forth information concerning the aggregate number and values of options held by Named Executive Officers as of March 31, 1998. The Company does not currently offer SARs to its employees.



               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR OPTIONS




                                                                          Number of                     Value of
                                                                          Securities                  Unexercised
                                                                          Underlying                  In-the-Money
                        Shares Acquired                           Unexercised Options/SARs at         Options/SARs at
                               on              Value                  Fiscal Year End (#)            Fiscal Year End ($)
                            Exercise          Realized                  Exercisable/                    Exercisable/
           Name               (#)               ($)                    Unexercisable(1)             Unexercisable(1)
          ------           ----------         -------              ---------------------            --------------------
Milan Puskar                   0                 0                        100,000/0                     578,100/0
Dana G. Barnett                0                 0                        230,000/0                   2,112,480/0
C.B. Todd                      0                 0                        230,000/0                   2,112,480/0
Roderick P. Jackson            0                 0                        233,750/0                   2,137,545/0
Louis J. DeBone                0                 0                        135,000/0                   1,171,860/0
Patricia A. Sunseri            0                 0                         60,000/0                     346,869/0



(1) Of the options shown, Mr. Jackson beneficially owns an option to purchase 750 shares of the Company's Common Stock at an exercise price of $10.58 per share, the option was issued under the Company's 1986 Stock Option Plan. Messrs. Barnett, Todd and Jackson each hold options to purchase 150,000 shares of the Company's Common Stock and Mr. DeBone holds an option to purchase 75,000 shares of the Company's Common Stock, in each case at an exercise price of $12.00 per share, all of which options were issued under the Company's 1986 Incentive Stock Option Plan. The remaining options were issued under the Company's 1997 Incentive Stock Option Plan at exercise prices ranging from $16.688 to $17.75 per share, as more fully described under the "Option/SAR Grants in Last Fiscal Year" table, above. The value of the option shares is the excess of the market price for the Company's Common Stock as of March 31, 1998, $23.00 per share, over the exercise prices of the options shown.


                               SECURITY OWNERSHIP

     The following table sets forth information as of May 1, 1998 regarding the amount and nature of Common Stock ownership by all directors and named executive officers, and all directors and executive officers as a group and all persons known by management to beneficially own 5% or more of the Company=s Common Stock.

                                         Shares
                                     Beneficially
                                       Owned (1)                     Percent
     Name                                 (#)                        of Class
--------------                       ------------                   ----------
Milan Puskar                          2,550,000                       2.11

Dana G. Barnett                         305,970                        .25

Laurence S. Delynn                      355,000                        .29

John C. Gaisford, M.D.                   66,896                        .06

Robert W. Smiley, Esq.                  130,000                        .11

Patricia A. Sunseri                     508,750                        .42

C.B. Todd                               600,316                        .50

Roderick P. Jackson                     283,500                        .23

Louis J. DeBone                         165,000                        .14

All directors and executive
officers as a group                   5,231,532  (2)                  4.28

Invesco Capital Management, Inc.(3)   9,519,550                       7.88


(1) In each case, the director or officer has sole or shared direct beneficial ownership of the shares. Amounts include unissued shares under option.

(2) Includes 1,350,750 unissued shares under option exercisable at prices ranging from $10.58 per share to $17.75 per share.

(3)  Invesco  Capital  Management,  Inc. 11 Devonshire  Square London,  EC2M 4YR
     England


                      INDEPENDENT AUDITORS [Proposal No. 2]

     The Board of Directors has recommended that Deloitte & Touche LLP be elected by the shareholders to act as auditors of the Company for the current fiscal year. Proxies received in the accompanying form will be so voted unless other specification is made. The affirmative votes of a majority of the shares of Common Stock present and voting (in person or by proxy) are required to adopt the proposal.

     The Company's financial statements for fiscal 1998 were examined by Deloitte & Touche LLP. In connection with the examination of the financial statements, Deloitte & Touche LLP also reviewed the Company's annual report to shareholders and its filings with the Securities and Exchange Commission.

     It is expected that a representative of Deloitte & Touche LLP will be present at the annual meeting with the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.


                           1999 SHAREHOLDER PROPOSALS

     To be considered for inclusion in the Company's proxy statement for the annual meeting to be held in 1999, shareholder proposals must be received by the Company at its principal executive offices not later than January 21, 1999.

                         OTHER MATTERS [Proposal No. 3]

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those discussed above. If other matters should properly come before the meeting, shares in respect of which properly executed proxies are received will be voted on such matters in accordance with the judgment of the persons named in such proxies.

     The cost of the solicitation of proxies on behalf of the Board of Directors will be borne by the Company. In addition to solicitation by mail, regular employees of the Company may solicit proxies in person or by telephone.

     Upon written request to the undersigned Secretary (at the address specified on page 1) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1998 as filed with the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.


                                 By Order of the Board of Directors,




                                 Robert W. Smiley, Secretary